EXHIBIT 81a

THIRD AMENDMENT TO LEASE AGREEMENT

     THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of October 13, 2003, by and between OXBRIDGE DEVELOPMENT AT CROWN POINTE II, L.C., a Maryland limited liability company, as assignee of Oxbridge Development at Crown Pointe, L.C., a Maryland limited liability company (“Landlord”), and TherImmune Research Corporation, formerly known as GLA II CORP., a Delaware corporation, successor in interest to TherImmune Research Corporation, a Maryland corporation (“Tenant”).

R E C I T A L S :

     Recital 1. Landlord and Tenant are parties to a Lease Agreement dated June 22, 2001, as amended by a First Amendment to Lease Agreement dated September 25, 2001 and by a Second Amendment to Lease Agreement (the “Second Amendment”) dated January 2003 (as so amended, the “Lease”), pursuant to which Landlord has leased to Tenant certain premises, consisting of approximately eighteen thousand five hundred ninety-two (18,592) rentable square feet of space, located on the first floor of the building located at 610 Professional Drive, Gaithersburg, Maryland 20879 (the “Building”) and more particularly described in the Lease (the “Existing Space”).

     Recital 2. Landlord and Tenant desire to modify the Lease to provide for the lease by Landlord to Tenant of certain additional space located on the first floor of the Building, and to otherwise modify the Lease in accordance with the terms, covenants and conditions more particularly set forth below.

     NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Landlord and Tenant agree as follows:

     1.     Recitals; Defined Terms. The above Recitals are incorporated by reference in this Amendment as if fully set forth herein. Unless otherwise defined in this Amendment, all defined terms utilized herein shall have the meanings set forth for them in the Lease.

     2.     Building Measurement. The definition of “Building” as set forth in Section 1.1 of the Lease shall be revised to provide that the Building contains approximately 58,897 rentable square feet of space.

     3. Additional Space. On the date of full execution of this Amendment, Landlord shall deliver the Additional Space (hereinafter defined) to Tenant, free and clear of all occupancies, and otherwise in the condition required hereunder (including, without limitation, with all Base Building Improvements complete), for the purpose of designing and constructing the Tenant Work as defined in, and subject to, the provisions contained in Exhibit “B” (hereinafter defined) (and Landlord hereby grants to Tenant the right to occupy the Additional Space for such purpose). As of January 1, 2004 (the “Additional Space Commencement Date”), there shall be added to the Premises and the Premises shall include (in addition to the Existing Space) approximately Nine Thousand Eight Hundred Sixteen (9,816) rentable square feet of space located on the first floor of the Building as shown on the drawing attached to this Amendment as Exhibit “A-1” and made a part hereof (the “Additional Space”); provided, however, that the Additional Space Commencement Date shall be delayed on a day-for-day basis in the event (i) of any delay caused primarily by Landlord or any of its agents, employees or contractors in the completion of the Landlord Item or the Base Building Improvements (as defined in Exhibit “B”), or (ii) that Tenant is delayed in obtaining either a building permit for, or an inspection of, the Tenant Work (as defined in Exhibit “B”) or a certificate of occupancy for the Additional Space, and in each such instance such delay would not have occurred but for a violation of the applicable building code or any other applicable law, rule or regulation, (A) within the Building, but outside of the Premises, or (B) if caused by Landlord, within the Premises. Both the Existing Space and the Additional Space are as shown on the drawing attached to and made a part of this Amendment as Exhibit “A”.

The exact area of the Additional Space has been measured and confirmed by the parties using the Building Owners and Managers Association International Standard Method for Measuring Floor Space in Office Buildings (1996), and the parties stipulate that for all purposes under the Lease the Additional Space consists of Nine Thousand Eight Hundred Sixteen (9,816) rentable square feet of space. From and after the Additional Space Commencement Date, all references in the Lease to the “Premises” shall mean the Existing Space and the Additional Space, for a total rentable area of approximately twenty-eight thousand four hundred eight (28,408) rentable square feet. Exhibit “A” to the Lease, as modified by the Second Amendment is hereby deleted and replaced by the Exhibit “A” referenced above.

     4.     Early Occupancy of Additional Space. Tenant may occupy the Additional Space for the conduct of its business prior to the Additional Space Commencement Date upon completing construction of the Tenant Work, it being understood and agreed that all provisions of the Lease except for the obligation to pay Additional Space Basic Rent (hereinafter defined) shall apply to such early occupancy and that payment of Additional Space Basic Rent shall commence on the Additional Space Commencement Date (subject to any applicable rent abatement specified below ), whether Tenant occupies the Additional Space for the conduct of its business before or after such date.

     5.     Expiration Date. Section 1.6 of the Lease, as modified by Paragraph 4 of the Second Amendment, is further modified to provide that the Term of the Lease for the Premises shall expire on December 31, 2013, as such date may be extended pursuant to Section 4.2 of the Lease (the “Expiration Date”). It is the intent of Landlord and Tenant that the Term shall be coterminous as to both the Existing Space and the Additional Space.

     6.     Rent. Notwithstanding the provisions of Paragraph 5 of the Second Amendment to the contrary, provided that no Event of Default by Tenant occurs during the First Full Abatement Period (hereinafter defined), Basic Rent for 10,869 rentable square feet of the Existing Space (which by the Second Amendment had previously been reduced by fifty percent (50%) to the amount of Eleven Thousand Three Hundred Twenty-One Dollars and Eighty-Seven Cents ($11,321.87) per month) shall abate in full during the five (5)-month period between August 1, 2003, and December 31, 2003 (the “First Full Abatement Period”) (for a total abatement of Fifty-Six Thousand Six Hundred Nine Dollars and Thirty-Five Cents ($56,609.35)). Landlord shall credit to the first monthly installments of Basic Rent hereafter payable by Tenant under the Lease the aggregate amount of Thirty-Three Thousand Nine Hundred Sixty-Five and 61/100 Dollars ($33,965.61), which credit represents the total monthly installments of Basic Rent which were paid by Tenant for the months of August, September and October, 2003 on account of such 10,869 rentable square feet. For the period beginning on the Additional Space Commencement Date and ending on the first (1st) anniversary thereof, in addition to Tenant’s obligation to pay Basic Rent for the Existing Space under Section 1.7 of the Lease, as modified by Paragraph 5 of the Second Amendment, commencing on the Additional Space Commencement Date Tenant shall pay as annual Basic Rent for the Additional Space, Twenty-Two and 60/100 Dollars ($22.60) for each rentable square foot contained in the Additional Space (equal to a total of Two Hundred Twenty-One Thousand Eight Hundred Forty-One and 60/100 Dollars ($221,841.60), payable in equal monthly installments of Eighteen Thousand Four Hundred Eighty-Six and 80/100 Dollars ($18,486.80) each) (“Additional Space Basic Rent”). Each one (1)-year period commencing on the Additional Space Commencement Date or any anniversary thereof shall be a “Third Amendment Lease Year.” If Tenant elects to receive the Additional Allowance (as defined and provided for in Exhibit “B”), annual Additional Space Basic Rent during the last nine (9) Lease Years of the initial Term shall increase by an amount equal to the amount calculated by amortizing the total amount of the Additional Allowance plus interest at the rate of ten percent (10%) per annum over nine (9) years in one hundred eight (108) equal monthly installments of principal and interest (“Amortization Basic Rent”). On each anniversary of the Additional Space Commencement Date during the Term the Additional Space Basic Rent (excluding any Amortization Basic Rent included therein) shall increase by an amount equal to two and five tenths percent (2.5%) of the annual Additional Space Basic Rent in effect during the preceding twelve (12)-month period. Notwithstanding the foregoing, provided that no Event of Default by Tenant has theretofore occurred, the Additional Space Basic Rent (excluding any Amortization Basic Rent included therein) shall abate in full during the first six (6) months following the Additional Space Commencement Date.

     7.     Additional Space Expense Stop. A new Section 1.11A is added to the Lease, providing as follows:

“1.11A Additional Space Expense Stop. Actual Operating Expenses for the year ending December 31, 2004 (the “Additional Space Base Year”), grossed up to reflect ninety-five percent (95%) occupancy within the entire Building during the entire Additional Space Base Year. Landlord will deliver a reasonably itemized statement to Tenant on or before March 1, 2005, setting forth the actual amount of the Additional Space Expense Stop (“Additional Space Expense Stop Statement”). ”

     8.     Tenant’s Address. Tenant’s address, as set forth in Section 1.18 of the Lease, is hereby amended to read as follows, “TherImmune Research Corporation, c/o Gene Logic Inc., 610 Professional Drive, Gaithersburg, Maryland 20879, Attn: Dudley Staples, Esquire. Copies to Venable LLP, 575 7th Street, N.W., Washington, D. C. 20004, Attn: Ariel Vannier, Esquire.”

     9.     Common Area. Notwithstanding anything in the Lease to the contrary, including, without limitation, Section 2.7 thereof, in no event shall Landlord have the right to modify the Common Areas of the Building or the Land so as to materially interfere with Tenant’s use and/or quiet enjoyment of the Premises and/or the Common Areas. Section 2.7 of the Lease is hereby modified such that the definition of Common Areas shall include any elevators in the Building.

     10.     Renewal Option. The Renewal Option provided pursuant to Section 4.2 of the Lease shall apply to the entire Premises, including the Additional Space, and Tenant may exercise its Renewal Option as to the entire Premises only. Notwithstanding anything in the Lease to the contrary, Tenant shall have the right, to be exercised by written notice delivered to Landlord within ten (10) business days following the determination of the Basic Rent payable during the Renewal Period, to withdraw its exercise of the Renewal Option.

     11.     Additional Rent. The first sentence of Section 7.1 of the Lease, as modified by Paragraph 7 of the Second Amendment, is hereby deleted in its entirety, and the following language is substituted therefor: “During the period commencing on May 1, 2003, and expiring on April 30, 2004, Tenant shall pay to Landlord, as Additional Rent, twelve and six tenths percent (12.6%) of the amount by which the Operating Expenses incurred during each Calendar Year exceed the amount of the Expense Stop and during the Lease Year commencing on May 1, 2004, and during each Lease Year of the Term thereafter, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share (i.e., thirty one and six tenths percent (31.6%)) of the amount by which the Operating Expenses incurred during each Calendar Year exceed the amount of the Expense Stop (“Tenant’s Share of Operating Expenses”).”

In addition to Tenant’s obligations under Section 7.1 of the Lease, as modified by Paragraph 7 of the Second Amendment and as further modified above, commencing one year after the Additional Space Commencement Date, Tenant shall pay to Landlord, as Additional Rent for the Additional Space, sixteen and seven tenths (16.7%) (“Additional Space Share”) of the amount by which the Operating Expenses incurred by Landlord during each Calendar Year during the Term exceed the Operating Expenses incurred by Landlord during the Additional Space Base Year. Notwithstanding anything in the Lease to the contrary, to the extent Landlord’s Controllable Costs (hereinafter defined) in any Calendar Year are more than one hundred five percent (105%) of the amount of such costs incurred during the prior Calendar Year, Tenant shall not be obligated to pay Tenant’s Additional Space Share of such excess. As used herein “Controllable Costs” means Operating Expenses that Landlord can reasonably control, including, without limitation as trash removal, elevator maintenance and service contracts, and excluding the cost of security systems, taxes, insurance premiums, utilities and snow and ice removal.

     12.     Parking Space Allocation. Section 1.14 of the Lease, as modified by Paragraph 8 of the Second Amendment, and Section 9.1 of the Lease are each modified to provide that the total number of parking spaces allocated to the Premises (including the Additional Space) as of the Additional Space Commencement Date shall be one hundred five (105), of which ten (10) shall be marked reserved spaces and the remainder of which shall be unreserved. Such reserved and unreserved spaces shall be in the locations depicted on the attached Exhibit “C”, incorporated herein by reference. Landlord and Tenant hereby acknowledge and agree that for so long as Tenant leases Building I in its entirety, in addition to the one hundred five (105) parking spaces provided herein, Tenant, at its option and at its own cost and expense, shall be permitted to stripe the paved area behind Building I currently being used as a truck loading area (also shown on Exhibit “C”) so as to add additional parking spaces to Tenant’s parking space allocation for Tenant’s exclusive use. Promptly following the execution of this Amendment, Landlord will cause the owner of Building I to enter into, and Tenant will enter into, an amendment to the Tenant’s lease for Building I providing for the parking rights described in the previous sentence. Landlord shall have no obligation to enforce the reservation of spaces or Tenant’s right to the exclusive use of the spaces behind Building I, which enforcement shall be Tenant’s responsibility at Tenant’s sole cost; however, Landlord shall cooperate with Tenant upon written request by Tenant in Tenant’s efforts to resolve any unauthorized use of any spaces allocated to Tenant in this Paragraph 12 provided such cooperation does not result in any out-of-pocket cost or expense to Landlord. In the event that Landlord enters into leases with other tenants for space in the Building which provide for a greater responsibility on the part of Landlord with respect to enforcement of parking rights, Landlord and Tenant will promptly enter into an amendment to this Lease, whereby Landlord assumes the same responsibility with respect to Tenant’s parking spaces. Notwithstanding anything in the Lease to the contrary, Landlord shall not have the right to relocate the reserved spaces or the area provided for Tenant’s use for unreserved parking without Tenant’s prior written consent, which consent shall not be unreasonably withheld.

     13.     Operating Expenses. The following language replaces the second sentence of Section 7.2 of the Lease: “The Operating Expenses attributable to the Premises that vary with occupancy and that are attributable to any part of the Term will be adjusted by Landlord to the amount that Landlord reasonably believes Landlord would have incurred if 95% of the rentable area of the Building had been occupied.” In addition, the following sentence shall be added after the second sentence of Section 7.6 of the Lease, “Within thirty (30) days of the expiration or termination of this Lease, Landlord shall pay to Tenant any such unused credit provided no Event of Default shall exist.”

     14. Audit Rights. Section 7.7 of the Lease is hereby deleted in its entirety and replaced with the following: “Tenant or its agent shall have the right for a period of ninety (90) days after Tenant’s receipt of each of (i) the statement of actual Operating Expenses for each Calendar Year and (ii) the Additional Space Expense Stop Statement, and upon giving reasonable notice to Landlord and during normal business hours, to audit, review and inspect at Landlord’s offices Landlord’s bills, invoices and records applicable to the actual Operating Expenses for that particular Calendar Year or the Additional Space Base Year, as the case may be, to verify Operating Expenses of such Calendar Year or the Additional Space Base Year, as the case may be. In addition to the foregoing, Tenant or its agent shall have the right for a period of thirty (30) days after Tenant’s receipt of Landlord’s reasonably itemized statement setting forth the actual amount of the Expense Stop (which Landlord and Tenant agree may be given by Landlord on or before October 31, 2003), and upon giving reasonable notice to Landlord and during normal business hours, to audit, review and inspect at Landlord’s offices Landlord’s bills, invoices and records applicable to Landlord’s calculation of the Expense Stop. Unless otherwise mutually agreed, should such audit, review or inspection result in a dispute by Tenant as to the Operating Expenses, the Expense Stop or the Additional Space Expense Stop charged by Landlord, as the case may be, such dispute shall be determined by arbitration, in the jurisdiction in which the Building is located, in accordance with the then current commercial rules of the American Arbitration Association. The costs of the arbitration shall be divided equally between Landlord and Tenant, except that each party shall bear the cost of its own legal fees, unless (i) the arbitration results in a determination that Landlord’s statement contained a discrepancy of less than five percent (5%) in Landlord’s favor, in which event Tenant shall bear all costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees, or (ii) the arbitration results in a determination that Landlord’s statement contained a discrepancy of at least five percent (5%) in Landlord’s favor, in which event Landlord shall bear all costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees. If such review, audit or inspection reveals that Landlord overstated Tenant’s obligation for Operating Expenses in any Calendar Year, the excess shall be credited against Tenant’s next monthly payments of Operating Expenses. Within thirty (30) days of the expiration or termination of this Lease, Landlord shall pay to Tenant any such unused credit provided no Event of Default shall exist. If such review, audit or inspection reveals that Landlord understated Tenant’s obligation for Operating Expenses in any Calendar Year, Tenant shall pay the total amount of such deficiency to Landlord within thirty (30) days after such determination. If such review, audit or inspection reveals that Landlord misstated the Expense Stop and/or the Additional Space Expense Stop, then either or both, as the case may be, shall be adjusted to the amount so determined. During the pendency of any audit or arbitration proceedings as provided for in this Section, Tenant shall continue to make payments of Operating Expenses as required by this Lease.

     15.     Direct Costs. The last sentence of Section 7.8 of the Lease is deleted in its entirety and replaced with the following language:

“Subject to Tenant’s right to file an application for abatement thereof and to contest same, Tenant shall be liable for, and shall timely pay, all taxes levied against personal property and trade fixtures placed by Tenant in the Building. Tenant shall have the right, at Tenant’s sole cost and expense, to file an abatement for any such personal property taxes or to contest any such taxes in Tenant’s own name provided that: (i) such actions are performed at no expense to Landlord, (ii) such actions do not result in an increase in Landlord’s real estate taxes or personal property taxes, and (iii) Tenant holds Landlord harmless from any damages or losses resulting from such actions.”

     16.     Real Property Taxes.

          (a) Notwithstanding anything in Section 8.1 of the Lease to the contrary at such time as Tenant may lease at least eighty-five percent (85%) of the rentable area of the Building, Tenant shall have the right to appeal the assessment value of the Building Parcel (hereinafter defined). In addition, in any event, Tenant shall have the right to apply for an abatement of Real Estate Taxes, under any governmental incentives regarding the leasing of the Premises, including, without limitation, the “Miller Tax Abatement Program”, or any other tax incentives under the laws of Montgomery County, Maryland or the State of Maryland. Landlord agrees to cooperate with Tenant, at no out of pocket cost to Landlord, in any attempt by Tenant in any such contest or abatement under any such incentive program. Tenant shall receive the entire benefit of any such incentives obtained by Tenant.

          (b) The sentence in Section 8.1 of the Lease reading, “Real Estate Taxes shall specifically exclude any abatements, reductions or credits received by Landlord” is hereby deleted in its entirety and replaced with the following language, “Real Estate Taxes shall be reduced by the amount of any abatements, reductions or credits received by Landlord relating to tax fiscal years occurring during the Term of the Lease, whether obtained by Landlord or Tenant or otherwise.”

          (c) Section 8.1 of the Lease shall be modified by deleting the following sentence in its entirety: “Notwithstanding the foregoing, Landlord shall have no obligation to challenge Real Estate Taxes.” and substituting therefor the following language: “Landlord shall have no obligation to appeal the assessment value of the

Building and the land on which the Building is located (collectively, “Building Parcel”), except that if Tenant, while Tenant, is leasing less than eighty-five percent (85%) of the rentable area of the Building, after reasonable investigation at its sole cost, is of the opinion that the assessment value of the Building Parcel for any tax fiscal year during the Term is too high, Tenant may, by written notice delivered to Landlord accompanied by the written results of such investigation, request that Landlord appeal such assessment value. Upon receipt of such written notice, unless Landlord reasonably concludes that there is a significant risk that such an appeal could result in an increase in the assessment value of the Building Parcel or otherwise would not be successful, Landlord shall timely file and diligently prosecute an appeal of such assessment value, which appeal shall be made at Tenant’s sole cost and expense. Tenant will cooperate with Landlord in the preparation and prosecution of any such appeal and shall reimburse Landlord’s costs for the same within thirty (30) days following any written request from Landlord. Landlord shall have no obligation to appeal any adverse decision relating to such appeal made by the Property Tax Assessment Appeal Board.”

          (d) Provided that no Event of Default shall then exist, Landlord shall pay any amount payable by Landlord to Tenant pursuant to Section 8.1 of the Lease within thirty (30) days following Landlord’s receipt of any such refund.

          (e) Section 1.11 of the Lease, as amended and replaced by Paragraph 6 of the Second Amendment, shall be modified by inserting after “Operating Expenses” the words: “(including, without limitation, Real Estate Taxes)”.

          (f) The first paragraph of Section 7.2 of the Lease, in the 5th line from the end, shall be modified by inserting after “tenants” the words: “(including, without limitation, Real Estate Taxes)”.

          (g) Landlord shall promptly provide Tenant with a copy of all notices received by Landlord of tax assessments relating to the Building Parcel.

     17.     Right of First Refusal for Expansion Space.

          (a) Section 3.4 of the Lease is deleted in its entirety and there is substituted therefor the following:

“3.4 Right of First Refusal for Expansion Space. Provided that no Event of Default by Tenant has occurred and the then net worth of Gene Logic Inc., a Delaware corporation (“GLI”) as shown on its consolidated financial statements is not less than the lesser of (i) Thirty Million and 00/100 Dollars ($30,000,000) and (ii) the net worth of the prospective tenant making any Offer (hereinafter defined), Tenant shall have an ongoing right of first refusal to lease additional space on the second floor of the Building (other than the space shown crosshatched on Exhibit “A-2” attached to this Lease and made a part hereof) (“Expansion Space”), upon the terms set forth in this Section 3.4. If Landlord is willing to accept any bona fide written offer to lease any of the Expansion Space (“Offer”), Landlord shall furnish a true copy of the Offer to Tenant. For a period of seven (7) business days from the receipt of the Offer, Tenant shall have the exclusive right and option, exercisable by delivery of written notice to Landlord within such seven (7)-day period, to lease all of the Expansion Space identified in the Offer at the same price, terms and conditions as are set out in the Offer, except that (i) (A) if the Offer is delivered to Tenant prior to December 31, 2006, the term for which the Expansion Space is leased (“Expansion Space Term”) shall be coterminous with the term of the Lease (expiring on the Expiration Date) and (B) otherwise, the Expansion Space Term shall be the lesser of (y) seven (7) years and (z) the term set forth in the Offer and (ii) in the event the Expansion Space Term is for a period other than the term set forth in the Offer, any tenant improvement allowances, abatement of rent and other monetary concessions set forth in the Offer shall be adjusted pro rata so as to reflect the ratio which the Expansion Space Term bears to the term set forth in the Offer; provided, however, that no such adjustment shall result in any tenant improvement allowance for any Expansion Space of less than Twenty-Five and 00/100 Dollars ($25.00) or more than Thirty-Two and 50/100 Dollars ($32.50) per rentable square foot of space contained in the Expansion Space. If Tenant timely exercises its option, the parties shall promptly enter into an amendment to this Lease whereby Tenant leases the Expansion Space at the same time and upon the same terms and conditions as set forth in the Offer, with the possible exceptions expressly provided for above in this Section 3.4. If such option is not timely exercised, Landlord shall be free to lease the Expansion Space to the bona fide offeror, provided, however, that the lease must be made substantially upon the terms and conditions set forth in the Offer as furnished to Tenant (including, without limitation, terms and conditions with respect to rent, rent abatements, rent escalations and tenant improvement allowances). If the lease to the offeror is not so consummated, such option shall survive and Tenant’s right of first refusal shall remain in effect with regard to any other offers covering the Expansion Space. If any portion of the Expansion Space is ever leased to Tenant or to a third party not related to Landlord, the space so leased will thereupon cease being a part of the Expansion Space.

(b) Landlord hereby represents and warrants that as of the date of this Third Amendment, Landlord has not entered into any lease or occupancy agreement for any portion of the Expansion Space.

(c) Landlord hereby covenants and agrees that it shall not, without the prior written consent of Tenant, knowingly lease space (or grant any other occupancy rights) in the Building to any organization having primary purposes which are substantially the same as those of the organization known as People for the Ethical Treatment of Animals (PETA).”

     18.     Security Deposit.

          (a) Within five (5) business days following the execution of this Amendment, Tenant shall deliver to Landlord an additional security deposit in the amount of Thirty-Six Thousand Nine Hundred Seventy-Three and 60/100 Dollars ($36,973.60) (the “Additional Space Deposit”). Tenant agrees that such Additional Space Deposit may be commingled with Landlord’s other funds and is not an advance payment of rental or a measure of Landlord’s damages in case of an Event of Default by Tenant. So long as any Event of Default by Tenant shall exist, Landlord may, from time to time, without prejudice to any other remedy provided under the Lease or provided by law, use such Additional Space Deposit to the extent necessary to make good any arrears of rentals and any other damage, injury, expense or liability caused to Landlord by such Event of Default, and Tenant shall pay to Landlord within ten (10) days of demand therefore the amount so applied in order to restore the Additional Space Deposit to its original amount. Any remaining balance of the Security Deposit shall be returned to Tenant at the later of (i) thirty (30) days after the Expiration Date or earlier termination of this Lease, or (ii) the fulfillment of all of Tenant’s obligations under this Lease, including, without limitation, the payment of all damages for which Tenant may be liable at law or in equity under this Lease, following the Expiration Date or earlier termination of this Lease.

          (b) Notwithstanding anything in Section 6.1 of the Lease to the contrary, Tenant shall have the right (as elected by Tenant in its sole discretion) to post all or any portion of the Security Deposit (hereinafter defined) by delivering to Landlord (i) cash or (ii) one or more Letters of Credit in the form required pursuant to the Lease, and to replace, from time-to-time, such cash with Letter(s) of Credit (and vice versa).

          (c) Section 6.2 of the Lease is hereby deleted in its entirety and replaced with the following language:

“Notwithstanding anything contained in the Lease to the contrary, Tenant’s Security Deposit, whether paid pursuant to the Lease, or any amendment thereto, and including, without limitation any deposit referred to as the Additional Deposit, Additional Space Deposit or otherwise (collectively, the “Security Deposit”), shall be reduced to One Hundred Thirty Thousand Dollars ($130,000.00) on November 15, 2005; provided that at such time no Event of Default exists. In the event that the relevant portion of the Security Deposit is in the form of a Letter of Credit, such reduction shall be effectuated by Tenant’s obtaining and furnishing to Landlord, as of the time for such reduction, an amendment of the Letter of Credit appropriately reducing the amount of the Letter of Credit. In the event that the relevant portion of the Security Deposit is in the form of cash or other immediately available funds, such reduction shall be effectuated by Landlord’s prompt delivery of such funds to Tenant. If required by the issuer of the Letter of Credit, Landlord shall confirm in writing its consent to such amendment, provided that the conditions for reduction set forth above are satisfied. Except as expressly provided in this Article, the Security Deposit shall not be reduced.”

          (d) Section 6.3 of the Lease is hereby deleted in its entirety and shall be of no further force and effect.

     19.     Operating Expenses. Notwithstanding anything in the Lease to the contrary, in no event shall any costs or expenses with regard to any portion of the Land other than the portion of the Land allocable to the Building be included in the Operating Expenses payable pursuant to the Lease.

     20.     Additional Space Work Agreement. Paragraph 11 of the Second Amendment and the “Additional Space Work Agreement” attached thereto are deleted in their entireties and there is substituted therefor the “Additional Space Work Agreement II” attached hereto as Exhibit “B” and made a part hereof.

     21.     Brokers. Landlord and Tenant each represent and warrant to the other that it has not employed any broker, agent or finder except for TSC Realty Services, LLC (“Landlord’s Broker”) and Scheer Partners, Inc. (“Tenant’s Broker”) (together, the “Brokers”), which Brokers shall be paid commissions by Landlord under a separate agreement. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim for brokerage or other commission arising from or out of any breach of the indemnitor’s representation and warranty. Landlord hereby discloses that one or more of the members of Landlord are associated with Landlord’s Broker, and that such individuals are licensed real estate persons within the State of Maryland and have a pecuniary interest in both Landlord and the Building.

     22.     Use; Legal Compliance. The third to the last sentence in Article 10 of the Lease is hereby modified by changing, “which has been noted in writing by Tenant to Landlord within six (6) months after the earlier of the Commencement Date or the date that Tenant has taken occupancy of the Premises” to “which has been noted in writing by Tenant to Landlord prior to January 1, 2005”.

     23.     Assignment and Subletting; Consent. Section 11.1 of the Lease is hereby deleted in its entirety and replaced with the following language:

“Tenant shall have the right to assign or sublet the Premises provided that Tenant obtains Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. If Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall notify Landlord in writing of such desire and the notice shall set forth the name and address of the proposed assignee or subtenant, the rent and all other sums to be paid under the proposed assignment or sublease, and all other material terms of the proposed assignment or sublease. The notice shall be accompanied by a current financial statement for the proposed assignee or subtenant prepared in accordance with GAAP and certified as correct by the chief financial officer or other authorized officer of the proposed assignee or subtenant. In addition, Landlord shall be entitled to review the documentation of the proposed assignment or sublease. Tenant shall also furnish to Landlord such additional information about the proposed assignee or subtenant and its intended use of the Premises as Landlord may reasonably request. Without limiting the matters which Landlord may take into consideration in determining whether to grant or deny its consent to the proposed assignment or sublease, Landlord shall be deemed to be reasonable in denying its consent (i) if the proposed assignee or subtenant is not reputable or does not have a previous record of honoring lease, credit, and other legal obligations or does not have a tangible net worth reasonably indicating that it is capable of satisfying its financial obligations under this Lease or the proposed sublease, as the case may be, in addition to its other liabilities, or (ii) if the use intended to be made of the Premises by the proposed assignee or subtenant, although in accordance with the Permitted Use, would interfere with any of the other uses being conducted in the Corporate Park or is not of a character in keeping with a first class office/R&D center. Provided that Tenant has provided Landlord with all of the documentation required herein or further reasonably requested by Landlord, Landlord shall be deemed to have granted its consent to any such proposed subletting or assignment in the event that Landlord has not responded to a written request by Tenant, either granting or denying such consent, within thirty (30) days of Tenant’s request therefor. Upon an assignment by Tenant with the prior written consent of Landlord (as provided above), of Tenant’s entire right, title and interest in this Lease to an entity which, in Landlord’s reasonable judgment has a creditworthiness equal to or greater than that shown by the then current consolidated financial statements of Gene Logic Inc., a Delaware corporation (“GLI”), which is the Guarantor of Tenant’s obligations under this Lease pursuant to that certain Guaranty of Lease dated April 1, 2003, Tenant shall be released from all obligations of the tenant under this Lease, and GLI shall be released from all of its obligations pursuant to the Guaranty, which obligations of Tenant and GLI first accrue on after the date on which such assignment occurs and is effective. Within fifteen (15) days after written request by Landlord, Tenant shall pay to Landlord the reasonable administrative and attorneys’ fees incurred by Landlord in connection with Tenant’s request for Landlord’s consent to any assignment or subletting, up to a maximum of $1,000 for each such Tenant request. Any permitted assignment or sublease shall be subject to all terms of this Lease. In the event of a permitted assignment or sublease of twenty percent (20%) or more of the rentable area of the Building, other than a No Consent Transfer (as defined below), Tenant shall pay to Landlord, as and when received by Tenant, fifty percent (50%) of all rent and additional rent paid to Tenant by the assignee or subtenant in excess of the Rent payable by Tenant pursuant to this Lease, after recovery by Tenant of any remodeling, move in or other concession, brokerage and legal expenses incurred by Tenant wi th respect to such assignment or transfer. Any assignment, transfer, encumbrance or subletting undertaken without Landlord’s written consent (or deemed consent, as provided above) shall be voidable by Landlord, and, at Landlord’s election, constitute an Event of Default. Tenant hereby assigns to Landlord the rent and additional rent due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided, however, that until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such rent and other sums.”

     24.     Alterations. The first sentence of Section 13.2 of the Lease is hereby deleted in its entirety and replaced with the following language:

“Tenant have the right to make any Alterations to the Premises, without the consent of Landlord, so long as such Alterations do not (i) in each instance, result in construction costs in excess of Thirty-Five Thousand Dollars ($35,000), and (ii) affect the structure, roof, foundation, exterior walls, or mechanical or sprinkler systems of the Building or Premises (which Alterations shall be referred to herein as “Permitted Alterations”). Except for Permitted Alterations, Tenant shall not make or permit any Alterations without the prior written consent of Landlord.”

     25.     Removal of Alterations.

          (a) The first and second sentences of Section 13.3 of the Lease are hereby deleted in their entireties and replaced with the following language:

“All or any part of the Alterations (other than any Permitted Alterations) made without the consent of Landlord, shall, at Landlord’s option, either be removed by Tenant at its expense before the expiration of the Term or shall remain upon the Premises and shall be surrendered therewith at the Expiration Date or earlier termination of this Lease as the property of Landlord without disturbance, molestation or injury. All or any part of the Alterations made with the consent of Landlord, shall, at Landlord’s option exercised at the time of approval of such Alterations, either be removed by Tenant at its expense before the expiration of the Term or shall remain upon the Premises and shall be surrendered therewith at the Expiration Date or earlier termination of this Lease as the property of Landlord without disturbance, molestation or injury. Notwithstanding anything contained in this Section 13.3 to the contrary, Tenant shall have the right to remove any and all removable Alterations which constitute trade fixtures and detachable furniture (including, without limitation, Tenant’s removable furniture, trade fixtures, removable audio/visual equipment, removable security and telecommunications systems or any emergency generators (including the related switching gear)) prior to the Expiration Date or within ten (10) business days following any earlier termination of this Lease and Tenant, at its sole expense, shall repair any damage to the Premises or the Building caused by such removal.”

          (b) The last sentence of Section 13.3 of the Lease is hereby deleted in its entirety and replaced with the following language:

“If Tenant fails to remove any Alterations which Landlord has requested be removed and which Tenant is obligated hereunder to remove, then Landlord may (but shall not be obligated to) remove the same and the reasonable cost of such removal and repair of any damage to the Premises caused by the same shall be charged to and paid by Tenant upon demand.”

          (c) The last sentence of Section 13.4 of the Lease is hereby deleted in its entirety and replaced with the following language:

“Landlord hereby reserves the right, from time to time, to make Alterations to the Building, Common Area or Corporate Park, erect other buildings and structures in the Corporate Park, and erect such scaffolding and other aids to construction in or adjacent to and about the Building as Landlord reasonably deems appropriate; provided, however, that Landlord hereby covenants and agrees that it shall take commercially reasonable efforts to minimize any interference during business hours (including, without limitation preserving reasonable access for Tenant to the Building and the Premises) with Tenant’s use and enjoyment of the Premises as a result of any such activities (whether conducted by or on behalf of Landlord or by other tenants with Landlord’s permission). Notwithstanding anything contained in the Lease to the contrary, in the event that such activities materially interfere with Tenant’s use and enjoyment of all or any portion of the Premises for more than seven (7) consecutive business days, Tenant shall be entitled to a pro rata (based on the portion of the Premises affected) abatement in Rent and all other amounts due hereunder until such interference ceases and Tenant is able to commence using such portion of the Premises.”

          (d) Landlord hereby acknowledges and agrees that as of the date hereof, Landlord has given any required consent to any Alterations to the Premises made by or on behalf of Tenant provided that such Alterations were made in accordance with plans dated October 31, 2001, July 9, 2003 and July 14, 2003, approved by Landlord for such Tenant Work, and has not requested the removal of any such Alteration heretofore made by or on behalf of Tenant.

     26.     Building Sign. Subject to the terms and conditions of Section 14.2 of the Lease, Tenant shall have the right to replace “Tenant’s Sign”, as defined therein, with a sign displaying the “corporate logo” of GLI or of any other affiliate of Tenant (as defined in Section 11.3 of the Lease). Notwithstanding anything in Article XIV of the Lease to the contrary, Landlord hereby agrees that Tenant shall have the right to install a Tenant’s Sign as set forth on Exhibit “D”, attached hereto and incorporated herein by reference, which Tenant’s Sign has been pre-approved by Landlord (the “Approved New Sign”). Tenant shall thereafter, from time to time, be permitted to replace the Approved New Sign with a sign of the same dimensions as the Approved New Sign, subject to Landlord’s approval of the overall color, design and content of such replacement signs, which approval shall not be unreasonably withheld, conditioned or delayed. Each time that Tenant removes or replaces Tenant’s Sign, Tenant shall be responsible, at its sole cost, for the cost of repairing of all damage to, or defacing of, the Building resulting from the installation, maintenance and removal of such Tenant’s Sign.

     27.     Rooftop Equipment. Section 15.3 of the Lease is hereby modified by replacing the language, “one (1) antenna or satellite dish” with “two (2) antennae or satellite dishes (or one (1) of each)”.

     28.     Insurance. Section 17.5(b) of the Lease is hereby deleted in its entirety and replaced with the following language:

“(b) Tenant’s property insurance shall name Landlord and Landlord’s Mortgagee, or any successor or assign thereof that Landlord shall designate in writing as loss payees, except with respect to proceeds payable for loss or damage to Tenant’s removable equipment, furniture, furnishings and other personal property, any Alterations made by Tenant, Tenant’s Work and any other improvements which Tenant is responsible to repair under this Lease”

     29.     Electrical and Telecommunications Connections. Section 18.7 of the Lease is hereby deleted in its entirety and replaced with the following:

Provided that Tenant is leasing all of the rentable area of Building I, at no cost to Tenant, Tenant shall have the exclusive right to use all of the existing four inch (4") diameter conduits connecting the Building and Building I for electrical distribution and telecommunications and data transmission. If Tenant is not leasing the entire rentable area of Building I, at no cost to Tenant, Tenant shall have the right in common with other tenants of the Building and Building I (on a pro rata basis, based on the amount of rentable square feet of space leased in the buildings in the Corporate Park), to use the existing four inch (4") diameter conduits connecting the Building and Building I for electrical distribution and telecommunications and data transmission. The parties hereto understand and acknowledge that all conduits are being provided by Landlord “as-is”, and that Landlord makes no representations or warranties with respect to the condition of said conduits or their suitability for Tenant’s intended use thereof. Tenant shall have the right, but not the obligation, to access, maintain and repair said conduits upon reasonable prior notice to Landlord, provided that such access, maintenance and repair is performed at Tenant’s sole cost and expense and provided, further, that Tenant fully and promptly restores the areas of the Building and the Land which may be disturbed due to such access, maintenance and/or repair. Promptly following execution and delivery of this Amendment, Landlord shall cause the owner of Building I to, and Tenant shall, enter into an amendment to Tenant’s lease for space in Building I so as to provide for the Tenant’s rights as set forth in this Section 18.7.”

     30.     Liability of Landlord. The following language is added to the beginning of the first sentence of Section 19.1 of the Lease: “Except as otherwise provided in this Lease,”. In addition, subsection (vi) is hereby deleted in its entirety from the first sentence of Section 19.1 of the Lease. Finally, the “Damage Limit” in Section 19.1 of the Lease is hereby increased to One Hundred Fifty Thousand Dollars ($150,000).

     31.     The word “Building” is deleted and replaced by the word “Premises” in the following places in the Lease: the last sentence of Section 18.3 of the Lease; the second sentence of Section 24.2 of the Lease; and the second sentence of Section 27.1 of the Lease. The phrase “Building II” in the last line of Section 15.2 of the Lease is deleted and replaced by the phrase “the Building”.

     32.     Default. The first sentence of Section 22.1 of the Lease is hereby modified by deleting “(i) Tenant fails to pay Rent within five (5) business days after written notice from Landlord, provided that no such notice shall be required if at least two (2) such notices shall have been given during the same Lease Year;” and replacing the deleted language with the following language: “Tenant fails to pay Rent within ten (10) days after written notice from Landlord, provided that no such notice shall be required if at least two (2) such notices shall have been given during the same Lease Year, in which event an Event of Default shall automatically occur if Tenant fails to pay Rent within ten (10) days following the day upon which Rent was due;”.

     33.     Landlord’s Remedies. Section 22.2 of the Lease is deleted in its entirety and replaced with the following language:

“22.2 Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord may, at its option, without further notice or demand to Tenant, in addition to all other rights and remedies provided in this Lease or at law or in equity:

(i) Terminate this Lease and Tenant’s right of possession of the Premises and recover all damages to which Landlord is entitled under law, specifically including, without limitation, (a) an amount equal to all Rent that would have been payable over the remaining balance of the Term had this Lease not been terminated, as and when such Rent would have come due, less (b) the net amounts actually received by Landlord from any reletting of the Premises during such period after deducting all of Landlord’s actual expenses of reletting (including, without limitation, rental concessions to new tenants, repairs, Alterations, reasonable legal fees, and, to the extent applicable to the portion of the relet term which coincides with the Term of this Lease which would have remained had this Lease not been terminated, brokerage commissions). Landlord shall have the same rights in regard to reletting the Premises and filing suit for damages due from Tenant as are provided in Section 22.2(ii). If Landlord elects to terminate this Lease, then, in addition to the damages referred to above, Tenant shall remain liable for payment of Rent and performance of all other terms and conditions of this Lease to the date of termination;

(ii) Terminate Tenant’s right of possession of the Premises without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet the Premises, or any part thereof, for the account of Tenant, for such rent and term and upon such other conditions as are acceptable to Landlord, in its sole and absolute discretion. For purposes of such reletting, Landlord is authorized to redecorate, repair, alter and improve the Premises to the extent Landlord, in its sole discretion, deems necessary. Until Landlord relets the Premises, Tenant shall remain obligated to pay Rent to Landlord as provided in this Lease. If and when the Premises are relet, if the net sum realized from such reletting, after deducting all of Landlord’s actual expenses of reletting (including, without limitation, rental concessions to new tenants, repairs, Alterations, reasonable legal fees and as limited above, brokerage commissions), is not sufficient to satisfy the payment of Rent due under this Lease for any month, Tenant shall pay Landlord any such deficiency upon demand. Tenant agrees that Landlord may file suit to recover any sums due Landlord under this Section from time to time and that such suit or recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord.

(iii) Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to relet the Premises following a termination of Tenant’s right of possession or termination of this Lease. Landlord shall be deemed to have satisfied this obligation if it lists the Premises for reletting with a reputable commercial leasing broker and thereafter maintains such listing until the space is leased.

(iv) Terminate this Lease and Tenant’s right of possession of the Premises, and recover from Tenant the net present value of the difference, if any between (a) the Rent due from the date of termination until the Expiration Date less (b) the then fair rental value of the Premises, such difference, if any, to be discounted at six percent (6%) per annum; or

(v) In connection with the exercise of its rights under subsections (i), (ii), and (iv) above, re-enter and repossess the Premises and remove all persons and effects therefrom, by summary proceeding, ejectment or other legal action. Landlord shall have no liability by reason of any such re-entry, repossession or removal except for liability for bodily injury resulting solely and directly from Landlord’s gross negligence or willful misconduct.”

     34.     Lobby Furniture. Notwithstanding anything contained in the Lease to the contrary, Tenant shall be permitted to place furniture in the entrance lobby of the Building (the “Lobby”) for the purpose of providing waiting-area seating for Tenant’s guests and visitors and for the guests and visitors of other tenants in the Building. All furniture placed in the Lobby shall be subject to Landlord’s prior written approval. Tenant shall not permit its employees to use the Lobby for meetings or as a lounging area. Notwithstanding any approval granted by Landlord, at any time following the six (6)-month anniversary of the Additional Space Commencement Date, Landlord, in its sole discretion exercised in good faith, may require all furniture that has been place in the Lobby to be removed. Tenant shall be responsible, at its sole cost, for the cost of procuring, installing, maintaining and removing all such furniture and shall also be responsible for the cost of repairing all damage to such Lobby and the Building resulting from placing furniture therein.

     35.     Rules and Regulations.

     (a)  Notwithstanding anything in the Lease to the contrary, including, without limitation, Article 20 thereof, in no event shall any Rules and Regulations promulgated by Landlord materially interfere with Tenant’s use and enjoyment of the Premises or its exercise of its rights under the Lease, or materially increase any obligation of Tenant pursuant to the Lease.

     (b)  Notwithstanding anything in the Lease to the contrary, including, without limitation, any Rules and Regulations promulgated thereunder, Tenant shall have the right to place vending machines in the Premises without Landlord’s consent.

     36.     No Tenant Default Landlord hereby represents that it has no knowledge of any uncured default by Tenant of its obligations under the Lease or of the occurrence of any event which, with the passage of time or the giving of notice hereunder, would constitute an Event of Default by Tenant under the Lease.

     37.     Authority. Landlord and Tenant each represents and warrants to the other that the person(s) signing this Amendment on its behalf have the requisite authority and power to execute this Amendment and to thereby bind the party on whose behalf it is being signed.

     38.     Counterparts. This Amendment may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

     39.     Ratification; Inconsistencies. Except as expressly provided for by this Amendment, all terms, conditions and provisions of the Lease shall remain in full force and effect and unmodified. To the extent of an inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern and any language of, or provision in, the Lease not referred to in this Amendment which is inconsistent or is in conflict with this Amendment shall be deemed appropriately amended or modified.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment as of the date and year first set forth above.

WITNESS/ATTEST:	LANDLORD:

OXBRIDGE DEVELOPMENT AT CROWN POINTE II, L.C.,
a Maryland limited liability company

/s/ Peregrine Roberts	By: /s/ Elliot Totah
Peregrine Roberts
Name: Elliot Totah
Title: Authorized Member
Date: October 13, 2003

TENANT:

THERIMMUNE RESEARCH CORPORATION, a Delaware corporation

/s/ F. Duldey Staples, Jr.	By: /s/ Philip L. Rohrer, Jr.
F. Dudley Staples, Jr.
Name: Philip L. Rohrer, Jr.
Title: Chief Financial Officer
Date: October 17, 2003

CONSENT OF GUARANTOR

     The undersigned guarantor of Tenant’s obligations under the Lease pursuant to that certain Guaranty of Lease dated April 1, 2003, hereby consents to the foregoing Third Amendment.

GENE LOGIC, INC., a Delaware corporation

By: /s/ Philip L. Rohrer, Jr.

Name: Philip L. Rohrer, Jr.
Title: Chief Financial Officer
Date: October 17, 2003